Exhibit 10.38
ADMINISTRATIVE SERVICES, CONSTRUCTION MANAGEMENT, OPERATIONS
AND MAINTENANCE SUBCONTRACT
     THIS ADMINISTRATIVE SERVICES, CONSTRUCTION MANAGEMENT, OPERATIONS AND MAINTENANCE SUBCONTRACT (the “Subcontract”) is hereby entered into by and between BioEnergy Management Services, LLC, a Delaware limited liability company (the “Company”) and Myriant Technologies LLC, a Delaware limited liability company (the “Subcontractor”) as of this 16th day of July, 2009.
RECITALS
     WHEREAS, the Company has entered into that certain Administrative Services and Construction Management Agreement by and between the Company and Bionol Clearfield, LLC, a Pennsylvania limited liability company (“Clearfield”), dated February 6, 2008 (the “Administrative Services and Construction Management Agreement”), whereby the Company has been retained to perform certain construction management and administrative services related to the construction and maintenance of a dry mill ethanol production facility in Clearfield County, Pennsylvania (the “Facility”);
     WHEREAS, the Company has entered into that certain Operations and Maintenance Agreement by and between the Company and Clearfield, dated February 6, 2008 (the “Operations and Maintenance Agreement”), whereby the Company has been retained to operate and maintain the Facility; and
     WHEREAS, the Company desires to utilize the services of the Subcontractor to perform the obligations of the Company under the Administrative Services and Construction Management Agreement and the Operations and Management Agreement and the Subcontractor desires to provide those services.
NOW THEREFORE in consideration of the promises contained herein, the Company and the Subcontractor do mutually agree as follows:
     1. Obligations of the Subcontractor. The Subcontractor, acting as an independent contractor and not as an agent, representative, or employee of Company, shall provide the necessary facilities, personnel, materials, equipment and shall otherwise do all things necessary or incident to the performance of the services as more specifically outlined in the Statement of Work attached hereto and made a part of this subcontract.
     2. Term of the Subcontract. The services to be performed by the Subcontractor shall commence on the date hereof and shall continue until termination of this Subcontract as provided in Section 5 hereof.
     3. Price. This is a fixed price subcontract. The total price of the work under this Subcontract will be as follows:

(a) Administrative Services and Construction Management Agreement: a) 95% of the amount earned by the Company upon construction completion due and payable upon receipt of the funds by the Company, b) $3,800,000 per year due and payable in four equal installments on the first day of each calendar quarter. The Administrative Fee and installments thereof shall be prorated to account for partial operating Years.
(b) Operations and Management Agreement: 95% of the amount received by the Company pursuant to section 9.1(a) Payment for Services, due and payable upon receipt.
     4. Submission of Invoices to the Company. Operations and Management Agreement Invoices shall be submitted on the first day of each calendar quarter, and due and payable upon receipt by the Company. Invoices shall be submitted to the Company at BioEnergy Management Services, LLC, Two Batterymarch Park, Suite 301, Quincy, MA 02169. The final invoice should be marked “Final Invoice.”
     5. Termination. Company may at any time, by written notice to the Subcontractor, terminate this subcontract in whole or in part at any time either for Company’s convenience or because of the failure of the Subcontractor to fulfill its subcontract obligations. No costs shall be incurred after the receipt of this notice until the Subcontractor has received further direction from Company and any necessary changes to the subcontract have been made.
     6. Inspections and Evaluations. The Company, through any authorized representative, has the right, at all reasonable times, to inspect, or otherwise evaluate the work performed or being performed hereunder and the premises on which it is being performed. All inspections and evaluations shall be performed in such a manner as will not unduly delay the work.
     7. Books and Records. The Subcontractor shall maintain, and Company, or if appropriate, the sponsor of Company’s prime contract through any authorized representative, shall have the right to examine books, records, documents, and other evidence and accounting procedures and practices, sufficient to reflect properly (1) all direct costs of whatever nature claimed to have been incurred and anticipated to be incurred for the performance of this subcontract, and (2) the use of, and charges for the use of, the facilities.
     8. Stop Work Order. The Company may at any time, by written order, require the Subcontractor to stop all, or any part, of the work called for by this subcontract for a period of up to ninety days. Upon receipt of such an order, the Subcontractor shall forthwith take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within the ninety-day period or within any extension of that period to which the parties shall have agreed, Company shall either (i) cancel the stop work order, or (ii) terminate the work covered by such order.
     If the stop work order is canceled in writing, the Subcontractor shall resume work. If the period of the order or any extension thereto merely expires, the Subcontractor shall contact Company and ask for directions before resuming work or treating the silence as a Termination for Convenience. An equitable adjustment shall be made, and the subcontract shall be modified in writing accordingly, if (i) the stop work order results in an increase in the time required for, or in the Subcontractor’s costs properly allocable to, the performance of any part of this subcontract, and (ii) the Subcontractor asserts a claim for such adjustment within thirty days after the end of the period of work stoppage.
     If a stop work order is not canceled and the work covered by such order is terminated, the reasonable costs resulting from the stop work order shall be allowed in arriving at the termination settlement.
     9. Indemnity. The Subcontractor agrees to hold Company harmless from any and all liability, claims, suits, demands, or other consequences, from any cause whatsoever, and all costs in connection therewith, arising out of or relating in any manner to, the Subcontractor’s performance under this subcontract.
     10. Governing Law. This subcontract is governed by and is to be construed in accordance with the laws of the State of New York.
     11. Inventions and Discoveries of the Subcontractor. The Subcontractor shall disclose promptly and fully to Company all ideas, inventions, developments, and improvements, relative to the field of work set forth herein, made or conceived by the Subcontractor or any of the Subcontractor’s employees or associates in the course of or under the terms of this subcontract. The Subcontractor further agrees that all such ideas, inventions, improvements, and developments shall become the sole and absolute property of Company. During the term of this subcontract and after its expiration or termination, the Subcontractor agrees that it will, at the request and expense of Company (although not a part of the principal sum payable under this subcontract), execute any and all papers and do whatever is reasonably required to ensure that Company shall obtain full title to such ideas, inventions, improvements, and developments.
     Upon expiration or termination of this subcontract, the Subcontractor shall make complete disclosures pursuant to this provision of all inventions and discoveries not previously disclosed and certify in writing that such disclosures are complete.
     12. Confidentiality. The Subcontractor agrees to keep confidential any information obtained under this subcontract, and to refrain from publishing or revealing to others any information acquired in the course of this work without the written consent of Company. Upon the expiration or termination of this subcontract, the Subcontractor agrees to turn in to Company all records, notebooks, data, drawings, photographs, and other information of every description furnished by Company and further agrees not to disclose, without Company’s written permission, any information or data so secured. Such data and information shall be the property of Company. The Subcontractor agrees to assign to Company all copyrightable material first produced or composed by it in connection with the performance of the work under this subcontract, and to assent to and assist in the registration of copyrights on such material. The Subcontractor will obtain agreements to effectuate the purposes of this paragraph from all persons who perform any part of the work under this subcontract or who have access to such records, data, information, etc.

     13. Conflicts of Interest. The Subcontractor agrees that if at any time during the term of this subcontract, or for a period of one year thereafter, he is, or contracts with the Company to become, directly or indirectly, a sponsor of research, or if his employees, or agents are or become such a sponsor, or if the opportunity arises wherein any of the above parties may wish to become such a sponsor, the Subcontractor shall immediately disclose such information, and such additional information as may be reasonably requested by Company, to Company for its evaluation with respect to possible conflicts of interest.
[Signature Page Follows]

     In witness hereof, the parties hereto have accepted and executed this Subcontract as of the day and year first above written.

BIOENERGY MANAGEMENT SERVICES, LLC

By: Name:	/s/ Stephen J. Gatto Stephen J. Gatto
Title:	President

MYRIANT TECHNOLOGIES LLC

By: Name:	/s/ Chris Tewell Chris Tewell
Title:	Executive Vice President

STATEMENT OF WORK
Subcontract for all services required to be performed under the Administrative Services and Construction Management Agreement, Article 2, Services.
Subcontract for all services required to be performed under the Operations and Maintenance Agreement, Article 5, Scope of Services.